Exhibit 99

Dollar General Corporation Reports Second Quarter 2009 Financial Results

~Net Income Increased 238%; Adjusted EBITDA Increased 36% ~

~Same-Store Sales Increased 8.6%~

~Gross Margin Expanded 217 Basis Points to 31.2%~

~SG&A as a Percentage of Sales Decreased 38 Basis Points versus Year Ago Period~

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--September 10, 2009--Dollar General Corporation today reported net sales of $2.90 billion for its second quarter (13 weeks) ended July 31, 2009, an increase of $292.5 million, or 11.2 percent, over the 2008 second quarter. Same-store sales increased 8.6 percent for the 2009 second quarter following an increase of 10.1 percent for the 2008 second quarter. The Company reported net income for the quarter of $93.6 million, an increase of $65.9 million, or 237.7 percent, over the same period last year.

On August 20, 2009, Dollar General Corporation filed a registration statement on Form S-1 with the United States Securities and Exchange Commission (“SEC”) relating to a possible initial public offering of its common stock. The registration statement has not been declared effective by the SEC. As a result, the Company is legally restricted in its ability to discuss its business and will not be hosting a conference call today.

“The results of our efforts to help customers save time and money are reflected in our 8.6 percent same-store sales growth in the second quarter,” said Dollar General Chairman and CEO Rick Dreiling. “Our financial results continue to reflect our customers’ positive response to the changes we are making in our stores and are evidence of our ability to grow. As always, we remain focused on offering convenience and value through a combination of convenient store locations, a time-saving shopping experience and everyday low prices on quality national and private brand selections of basic merchandise.”

For the quarter, gross profit, as a percentage of sales, was 31.2 percent, an increase of 217 basis points from the prior year quarter. Gross profit rate expansion was due to several factors, including: 1) higher average markups resulting from the Company’s focus on lowering costs from vendors, while maintaining low everyday prices, and changes to the mix of merchandise, such as the increase in private brand items which generally represent higher gross profit rates; 2) reduced distribution and transportation costs impacted by lower fuel costs and improved efficiencies arising from changes in distribution processes, as well as cost leverage resulting from higher sales volumes; 3) a lower inventory shrink rate; and 4) a negligible decrease in the LIFO reserve in the 2009 quarter compared to an increase of $16.0 million in the 2008 quarter.

Selling, general and administrative expenses (“SG&A”) decreased to 23.2 percent as a percentage of sales in the 2009 period, from 23.6 percent in the 2008 period, a decrease of 38 basis points, primarily attributable to leverage attained from significantly higher net sales. As a percentage of sales, waste management costs declined primarily as a result of cardboard recycling efforts, electricity and store occupancy costs decreased, and professional fees (primarily legal expenses) and incentive compensation expense were lower in the 2009 period. In addition, workers’ compensation costs and general liability insurance expense decreased as a result of the Company's continued cost reduction and safety efforts. A noncash fixed asset impairment charge of approximately $5.0 million in the 2009 second quarter and increased advertising costs partially offset improvements in SG&A.

The Company’s second quarter 2009 operating profit increased 63.0 percent to $233.2 million from $143.1 million in the 2008 period, and as a percentage of sales increased to 8.0 percent in the 2009 second quarter compared to 5.5 percent in the 2008 second quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization) increased 48.6 percent to $297.3 million in the 2009 second quarter from $200.1 million in the 2008 second quarter. Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, was $306.2 million in the 2009 second quarter, an increase of $80.5 million, or 35.7 percent, over Adjusted EBITDA of $225.7 million in the 2008 second quarter.

Interest expense decreased by $9.5 million, or 9.5 percent, in the 2009 second quarter from the 2008 period due to lower interest rates on the Company’s variable rate debt and lower outstanding borrowings as the result of the repurchase of $44.1 million of its senior subordinated notes in the fourth quarter of 2008.

For the 26-week year-to-date period, total sales increased 13.3 percent, including a 10.8 percent increase in same-store sales. The gross profit rate increased 205 basis points to 31.0 percent and SG&A as a percentage of sales decreased 94 basis points to 22.9 percent. As a result, the Company reported net income of $176.6 million in the 2009 year-to-date period, an increase of $143.0 million, or 425.1 percent, over the 2008 year-to-date period. EBITDA increased $212.8 million, or 57.7 percent, to $581.7 million in the 2009 period from $368.9 million in the 2008 period and Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, increased $188.8 million, or 46.2 percent, to $597.2 million in the 2009 period from $408.4 million in the 2008 period.

Merchandise Inventories

As of July 31, 2009, total merchandise inventories, at cost, were $1.55 billion compared to $1.49 billion as of August 1, 2008, an increase of approximately 4.2 percent in total and 0.9 percent on an average per-store basis. Annual inventory turns increased to 5.1 times from 5.0 times in the year ago period.

Long-Term Obligations

As of July 31, 2009, outstanding long-term obligations, including the current portion, were $4.14 billion, including $2.30 billion outstanding under a senior secured term loan facility. There were no borrowings under the Company’s asset-based revolving credit facility. The ratio of long-term obligations, net of cash, to Adjusted EBITDA, based on Adjusted EBITDA of $1,102.7 million for the most recent four quarters, as calculated in the attached schedule, decreased to 3.3 to 1 as of July 31, 2009 from 4.9 to 1 as of August 1, 2008. At July 31, 2009, the senior secured incurrence test, as defined in the senior secured credit agreement, was 1.6 to 1.

Cash Flow

For the 26-week period ended July 31, 2009, the Company generated $243.9 million of cash from operating activities. The Company utilized cash of $107.3 million for purchases of property and equipment, including $58 million for improvements and upgrades to existing stores, $23 million for new stores, $12 million for remodels and relocations of existing stores, $7 million for distribution and transportation-related capital expenditures and $5 million for systems-related capital projects.

Company Outlook

The Company remains committed to continuing its focus on productive sales growth, increasing gross margins, leveraging process improvements and information technology to reduce costs, and strengthening and expanding Dollar General's culture of serving others. The Company expects capital expenditures for the full 2009 fiscal year to be approximately $300 million to $325 million. For the full year, the Company plans to open approximately 500 new stores and to remodel or relocate 450 stores. Through July 31, 2009, the Company had opened 225 new stores and remodeled or relocated 213 stores.

On September 8, 2009, the Company’s Board of Directors declared a special dividend on the Company’s outstanding common stock of approximately $239.3 million, or $0.43 per share, payable on or before September 11, 2009 to shareholders of record on September 8, 2009.

Non-GAAP Disclosure

Certain information provided in this press release, including the accompanying tables, has not been derived in accordance with generally accepted accounting principles (“GAAP”), including EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (computed in accordance with the Company’s senior secured credit agreements). Reconciliations of EBITDA and Adjusted EBITDA to net income and the calculations of the senior secured incurrence test (as defined in the credit agreements), the ratio of long-term obligations to Adjusted EBITDA, and the ratio of long-term obligations, net of cash, to Adjusted EBITDA are provided in the accompanying schedules.

The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio. In addition, the Company’s liquidity needs are significant, primarily due to debt service and other obligations. Management believes that the ratio of long-term obligations to Adjusted EBITDA and the ratio of long-term obligations, net of cash, to Adjusted EBITDA are indicators of the Company’s ability to meet these liquidity needs.

EBITDA and Adjusted EBITDA are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP. Likewise, the ratio of long-term obligations to Adjusted EBITDA and the ratio of long-term obligations, net of cash, to Adjusted EBITDA should not be considered substitutes for any of the ratios referenced in the Company’s credit agreements or any ratio computed in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

For more discussion regarding the financial ratios in the Company’s credit agreements, the reasons management believes EBITDA and Adjusted EBITDA are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s periodic filings with the SEC, including the Company’s quarterly report on Form 10-Q for the quarter ended May 1, 2009, filed with the SEC on June 2, 2009, and any more recent quarterly reports on Form 10-Q the Company may have filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Company Outlook.” You can identify forward-looking statements because they are not solely statements of historical fact or they contain words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “anticipate,” “continue,” “potential,” “predict,” “project” or similar expressions that concern our strategy, plans or intentions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties discussed below.

All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including, without limitation, failure to successfully execute our growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction; the failure of our new store base to achieve sales and operating levels consistent with our expectations; risks and challenges in connection with sourcing merchandise from domestic and foreign vendors; our level of success in gaining and maintaining broad market acceptance of our private brands; unfavorable publicity or consumer perception of our products; our debt levels and restrictions in our debt agreements; economic conditions, including their effect on the financial and capital markets, our suppliers and business partners, employment levels, consumer demand, spending patterns, inflation and the cost of goods; levels of inventory shrinkage; seasonality of our business; increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor, employment and health care; the impact of governmental laws and regulations and the outcomes of legal proceedings; disruptions in our supply chain; damage or interruption to our information systems; changes in the competitive environment in our industry and the markets where we operate; natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events; the incurrence of material uninsured losses or excessive insurance costs; our failure to protect our brand name; our loss of key personnel or our inability to hire additional qualified personnel; our failure to maintain effective internal controls; and the factors disclosed under “Risk Factors” in the Company’s Registration Statement on Form S-1 (registration no. 333-161464) filed with the SEC on August 20, 2009.

The Company discusses certain of these factors more fully in its filings with the SEC, including its Registration Statement on Form S-1 (registration no. 333-161464) filed with the SEC on August 20, 2009. This press release should be read in conjunction with those filings, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with 8,577 neighborhood stores as of July 31, 2009, located in 35 states. Dollar General helps shoppers Save time. Save money. Every day!® by offering quality private and national branded items that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, Fruit of the Loom, PepsiCo and Coca-Cola. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	July 31,	August 1,	January 30,
	2009	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$515,375	$261,630	$377,995
Short-term investments	-	2,597	-
Merchandise inventories	1,552,586	1,490,063	1,414,955
Income taxes receivable	5,450	12,829	6,392
Deferred income taxes	-	17,395	4,600
Prepaid expenses and other current assets	72,368	68,287	66,183
Total current assets	2,145,779	1,852,801	1,870,125
Net property and equipment	1,273,452	1,266,722	1,268,960
Goodwill	4,338,589	4,344,930	4,338,589
Intangible assets, net	1,303,196	1,347,948	1,325,558
Other assets, net	78,928	97,389	85,967
Total assets	$9,139,944	$8,909,790	$8,889,199

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$26,797	$2,999	$14,158
Accounts payable	800,308	818,246	678,421
Accrued expenses and other	304,384	341,728	375,045
Income taxes payable	19,304	1,744	7,611
Deferred income taxes	15,032	-	-
Total current liabilities	1,165,825	1,164,717	1,075,235
Long-term obligations	4,111,023	4,177,610	4,122,956
Deferred income taxes	550,551	483,867	556,101
Other liabilities	280,726	305,636	289,288
Total liabilities	6,108,125	6,131,830	6,043,580

Redeemable common stock	15,281	11,157	13,924

Shareholders' equity:
Preferred stock	-	-	-
Common stock	278,217	277,712	278,114
Additional paid-in capital	2,494,984	2,484,606	2,489,647
Retained earnings	279,960	28,816	103,364
Accumulated other comprehensive loss	(36,623)	(24,331)	(39,430)
Total shareholders' equity	3,016,538	2,766,803	2,831,695
Total liabilities and shareholders' equity	$9,139,944	$8,909,790	$8,889,199

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	July 31,	% of Net	August 1,	% of Net
	2009	Sales	2008	Sales
Net sales	$2,901,907	100.00%	$2,609,384	100.00%
Cost of goods sold	1,995,865	68.78	1,851,349	70.95
Gross profit	906,042	31.22	758,035	29.05
Selling, general and administrative expenses	672,825	23.19	614,980	23.57
Operating profit	233,217	8.04	143,055	5.48
Interest income	(15)	-	(1,217)	(0.05)
Interest expense	89,945	3.10	99,434	3.81
Other (income) expense	(2,395)	(0.08)	292	0.01
Income before income taxes	145,682	5.02	44,546	1.71
Income taxes	52,092	1.80	16,828	0.64
Net income	$93,590	3.23%	$27,718	1.06%

	For the 26 Weeks Ended
	July 31,	% of Net	August 1,	% of Net
	2009	Sales	2008	Sales
Net sales	$5,681,844	100.00%	$5,012,882	100.00%
Cost of goods sold	3,920,444	69.00	3,561,770	71.05
Gross profit	1,761,400	31.00	1,451,112	28.95
Selling, general and administrative expenses	1,303,314	22.94	1,197,186	23.88
Operating profit	458,086	8.06	253,926	5.07
Interest income	(109)	-	(2,174)	(0.04)
Interest expense	179,180	3.15	200,305	4.00
Other (income) expense	(728)	(0.01)	590	0.01
Income before income taxes	279,743	4.92	55,205	1.10
Income taxes	103,147	1.82	21,571	0.43
Net income	$176,596	3.11%	$33,634	0.67%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	July 31,	August 1,
	2009	2008
Cash flows from operating activities:
Net income	$176,596	$33,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	131,068	122,023
Deferred income taxes	12,568	(18,208)
Noncash share-based compensation	6,106	4,516
Noncash inventory adjustments and asset impairment	3,653	17,347
Tax benefit of stock options	(262)	(475)
Other noncash gains and losses	4,488	730
Change in operating assets and liabilities:
Merchandise inventories	(136,262)	(218,749)
Prepaid expenses and other current assets	(4,109)	(6,060)
Accounts payable	113,978	262,415
Accrued expenses and other	(75,314)	68,692
Income taxes	12,635	18,892
Other	(1,280)	11,767
Net cash provided by operating activities	243,865	296,524

Cash flows from investing activities:
Purchases of property and equipment	(107,305)	(80,100)
Purchases of short-term investments	-	(9,903)
Sales of short-term investments	-	58,950
Proceeds from sale of property and equipment	322	683
Net cash used in investing activities	(106,983)	(30,370)

Cash flows from financing activities:
Issuance of common stock	2,018	-
Issuance of long-term obligations	1,080	-
Repayments of borrowings under revolving credit facility	-	(102,500)
Repayments of long-term obligations	(1,535)	(2,195)
Repurchases of common stock and stock options	(1,327)	(513)
Tax benefit of stock options	262	475
Net cash provided by (used in) financing activities	498	(104,733)

Net increase in cash and cash equivalents	137,380	161,421
Cash and cash equivalents, beginning of period	377,995	100,209
Cash and cash equivalents, end of period	$515,375	$261,630

Supplemental cash flow information:
Cash paid (received) for:
Interest	$168,681	$193,236
Income taxes	$103,692	$(3,830)
Supplemental schedule of noncash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$15,383	$25,240
Expiration of equity repurchase rights	$-	$2,548

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	13 Weeks Ended
	July 31, 2009	August 1, 2008	% Change
Consumables	$2,053,196	$1,796,015	14.3%
Seasonal	423,297	384,520	10.1%
Home products	212,194	219,542	(3.3)%
Apparel	213,220	209,307	1.9%
Net sales	$2,901,907	$2,609,384	11.2%

	26 Weeks Ended
	July 31, 2009	August 1, 2008	% Change
Consumables	$4,049,005	$3,476,910	16.5%
Seasonal	779,749	706,646	10.3%
Home products	429,077	424,035	1.2%
Apparel	424,013	405,291	4.6%
Net sales	$5,681,844	$5,012,882	13.3%

New Store Activity

		26 Weeks Ended
		July 31, 2009	August 1, 2008

Beginning store count		8,362	8,194
New store openings		225	125
Store closings		(10)	(11)
Net new stores		215	114
Ending store count		8,577	8,308
Total selling square footage (000's)		60,431	58,302

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

Senior Secured Incurrence Test

	July 31, 2009	August 1, 2008
Senior secured debt	$2,324.0	$2,324.9
Less: cash	515.4	261.6
Senior secured debt, net of cash	$1,808.6	$2,063.3
Adjusted EBITDA	$1,102.7	$803.8
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.6x	2.6x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	July 31, 2009	August 1, 2008
Total long-term obligations	$4,137.8	$4,180.6
Adjusted EBITDA	$1,102.7	$803.8
Ratio of long-term obligations to Adjusted EBITDA	3.8x	5.2x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	July 31, 2009	August 1, 2008
Total long-term obligations	$4,137.8	$4,180.6
Less: cash	515.4	261.6
Total long-term obligations, net of cash	$3,622.4	$3,919.0
Adjusted EBITDA	$1,102.7	$803.8
Ratio of long-term obligations, net of cash to Adjusted EBITDA	3.3x	4.9x

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In millions)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
	July 31,	August 1,	July 31,	August 1,	July 31,	August 1,
	2009	2008	2009	2008	2009	2008

Net income	$93.6	$27.7	$176.6	$33.6	$251.2	$56.0
Add (subtract):
Interest income	-	(1.2)	(0.1)	(2.2)	(1.0)	(4.9)
Interest expense	89.9	99.4	179.1	200.3	370.7	416.7
Depreciation and amortization	61.7	57.4	122.9	115.7	242.3	234.2
Income taxes	52.1	16.8	103.2	21.5	167.9	35.5
EBITDA	297.3	200.1	581.7	368.9	1,031.1	737.5

Adjustments:
Transaction and related costs	-	-	-	-	-	0.9
Gain on debt retirement	-	-	-	-	(3.8)	(5.0)
(Gain) loss on hedging instruments	(2.7)	0.3	(2.0)	0.6	(1.5)	7.7
Contingent (gain) loss on distribution center leases	-	-	-	-	(5.0)	3.4
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(2.1)	-	(5.6)	-	(30.5)	(4.2)
SG&A related to store closing and inventory clearance activities	-	-	-	-	-	7.1
Operating losses (cash) of stores to be closed	-	-	-	-	-	1.1
Hurricane-related expenses and write-offs	-	-	-	-	2.2	-
Monitoring and consulting fees to affiliates	1.4	2.5	3.0	4.7	6.9	8.7
Stock option and restricted stock expense	3.2	2.2	6.1	4.5	11.6	7.2
Indirect merger-related costs	0.8	4.6	5.2	12.4	13.5	17.0
Litigation settlement and related costs	-	-	-	-	32.0	-
Other noncash charges (including LIFO)	8.3	16.0	8.8	17.3	46.2	22.1
Other	-	-	-	-	-	0.3
Total Adjustments	8.9	25.6	15.5	39.5	71.6	66.3
Adjusted EBITDA	$306.2	$225.7	$597.2	$408.4	$1,102.7	$803.8

CONTACT:
Dollar General Corporation
Investor Contact:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209